Exhibit (g)(1)

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement, dated and effective as of September 30, 2025, is made by and between Diameter Dynamic Credit Fund, a Delaware statutory trust (herein referred to as the “Fund”) and Diameter DCF Advisor LLC, a Delaware limited liability company (herein referred to as the “Adviser”) (this “Agreement”).

1. Appointment of Adviser. The Fund hereby employs the Adviser to act as the investment adviser to the Fund, and the Adviser hereby undertakes and agrees, upon the terms and conditions herein set forth, to provide overall investment advisory services to the Fund, including, in accordance with the Fund’s investment objective, policies and restrictions as in effect from time to time:

(a) determining the composition of the Fund’s portfolio, the nature and timing of the changes to the Fund’s portfolio and the manner of implementing such changes in accordance with the Fund’s investment objective, policies and restrictions;

(b) identifying and evaluating investment opportunities and making investment decisions for the Fund, including negotiating the terms of investments in, and dispositions of, portfolio securities and other instruments on the Fund’s behalf;

(c) executing, closing, servicing and monitoring the Fund’s investments

(d) determining the securities and other assets the Fund will purchase, retain or sell;

(e) exercising voting rights in respect of portfolio securities and other investments for the Fund;

(f) serving on, and exercising observer rights for, boards of directors and similar committees of the Fund’s portfolio companies;

(g) negotiating, obtaining and managing financing facilities and other forms of leverage;

(h) performing due diligence on prospective portfolio companies; and

(i) providing the Fund with such other investment advisory and related services as the Fund may, from time to time, reasonably require for the investment of capital, which may include, without limitation:

(i) making, in consultation with the Fund’s board of trustees (the “Board of Trustees”), investment strategy decisions for the Fund;

(ii) to the extent determined by the Board of Trustees, acting as the valuation designee pursuant to Rule 2a-5 of the Investment Company Act of 1940 (the “1940 Act”), or reasonably assisting the Fund’s other service providers with the valuation of the Fund’s assets; and

(iii) exercising voting rights in respect of the Fund’s portfolio securities and other investments.

Subject to the supervision of the Board of Trustees, the Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments, the placing of orders for other purchase or sale transactions on behalf of the Fund and causing the Fund to pay investment-related expenses. In the event that the Fund determines to acquire debt financing, the Adviser will arrange for such financing on the Fund’s behalf. If it is necessary or appropriate for the Adviser to make investments on behalf of the Fund through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the 1940 Act).

Subject to the prior approval of a majority of the Board of Trustees, including a majority of the Board of Trustees who are not “interested persons,” as that term is defined in Section 2(a)(19) of the 1940 Act, of the Fund (the “Independent Trustees”) and, to the extent required by the 1940 Act and the rules and regulations thereunder, subject to any applicable guidance or interpretation of the U.S. Securities and Exchange Commission (“SEC”) or its staff, by the shareholders of the Fund, as applicable, the Adviser may, from time to time, delegate to a sub-adviser or other service provider any of the Adviser’s duties under this Agreement, including the management of all or a portion of the assets being managed. The Fund acknowledges that the Adviser makes no warranty that any investments made by the Adviser hereunder will not depreciate in value or at any time not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended or used by the Adviser.

2. Expenses. In connection herewith, the Adviser agrees to maintain a staff within its organization to furnish the above services to the Fund. The Adviser shall bear all expenses arising out of its duties hereunder, except as provided in this Section 2.

Except as specifically provided below and above in Section 1 hereof, the Fund anticipates that all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory services to the Fund, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser. The Fund will bear all other costs and expenses of the Fund’s operations, administration and transactions, including, but not limited to:

(a) investment advisory fees, including management fees, to the Adviser, pursuant to this Agreement;

(b) the fees payable to ALPS Fund Services, Inc. (“SS&C ALPS”), pursuant to the Services Agreement between the Fund and SS&C ALPS dated as of August 8, 2025; and

(c) all other expenses of the Fund’s operations, administrations and transactions including, without limitation, those relating to:

(i) organizational and offering expenses associated with the offering of the Fund’s common shares of beneficial interest (the “Common Shares”) and the offering of other securities issued by the Fund, including any preferred shares offered by the Fund (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses and other offering expenses, costs incurred in connection with preparing sales materials and other marketing expenses, design and website expenses, fees and expenses of the Fund’s transfer agent, fees to attend retail seminars, costs, expenses and reimbursements for travel, meals, accommodations, entertainment and other similar expenses related to meetings or events with prospective investors, broker-dealers, registered investment advisors or financial or other advisors, but excluding the shareholder servicing fee);

(ii) all taxes, fees, costs, and expenses, retainers and/or other payments of accountants, legal counsel, advisors (including tax advisors), administrators, auditors (including with respect to any additional auditing required under The Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and any applicable legislation implemented by an EEA Member state in connection with such Directive (the “AIFMD”), investment bankers, administrative agents, paying agents, custodians or sub-custodians, trustees, consultants (including individuals consulted through expert network consulting firms), advisors, operating partners, deal sourcers (including personnel dedicated to but not employed by the Adviser or its affiliates), and other professionals;

(iii) the cost of calculating individual asset values and the Fund’s net asset value (including the cost and expenses of any independent valuation firms);

(iv) fees and expenses, including travel expenses, incurred by the Adviser, or members of its investment team, or payable to third parties, in respect of due diligence on prospective portfolio companies and, if necessary, in respect of enforcing the Fund’s rights with respect to investments in existing portfolio companies, including, among others, professional fees (including, without limitation, the fees and expenses of consultants and experts) and fees and expenses relating to, or associated with, evaluating, monitoring, researching and performing due diligence on investments and prospective investments;

(v) due diligence and research expenses (including an allocable portion of any research or other service that may deemed to be bundled for the benefit of the Fund), as well as the information technology systems used to obtain such research and other information;

(vi) the costs of any public or private offerings of the Fund’s shares or the cost of effecting any sales and repurchases of the Common Shares and other securities, including registration and listing fees and fees payable to rating agencies;

(vii) costs of registration rights granted to certain investors;

(viii) the Management Fee (as defined below);

(ix) certain costs and expenses relating to distributions paid on the Fund’s shares;

(x) costs incurred in connection with the creation and maintenance of legal entities to hold the Fund’s assets;

(xi) debt service and other costs of borrowings or other financing or derivative transactions (including, for the avoidance of doubt, interest, fees, and related legal expenses);

(xii) amounts payable to third parties relating to, or associated with, making or holding investments;

(xiii) costs associated with individual or groups shareholders;

(xiv) transfer agent and custodial fees;

(xv) costs of derivatives and hedging;

(xvi) commissions and other compensation payable to brokers or dealers;

(xvii) fees and expenses payable under any dealer manager, selected dealer agreements, selling agent or selected intermediary agreements, if any;

(xviii) costs and expenses (including travel) in connection with the diligence and oversight of the Fund’s service providers;

(xix) taxes and governmental fees;

(xx) Independent Trustee fees and expenses;

(xxi) expenses (including the allocable portions of compensation and out-of-pocket expenses such as travel expenses) or an appropriate portion thereof of employees of the Adviser to the extent such expenses relate to attendance at meetings of the Board of Trustees or any committees thereof;

(xxii) costs of preparing financial statements and maintaining books and records and preparing and submitting periodic filings, reports or other documents with the CFTC, SEC, FBAR, AIFMD, ESMA (or other regulatory bodies) and other reporting and compliance costs, but excluding, for the avoidance of doubt, any expenses incurred for general compliance and regulatory matters that are not related to the Fund or its activities;

(xxiii) the costs of any reports, proxy statements or other notices to the Fund’s shareholders (including printing and mailing costs), the costs of any shareholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;

(xxiv) the Fund’s fidelity bond;

(xxv) trustee and officers/errors and omissions liability insurance, and any other allocated insurance premiums;

(xxvi) information technology and related costs, including costs related to software, hardware and other technological systems (including specialty and custom software);

(xxvii) indemnification payments;

(xxviii) all fees, costs and expenses of any loan servicers and other service providers and of any custodians, lenders, investment banks and other financing sources;

(xxix) costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the business of the Fund and the amount of any judgment or settlement paid in connection therewith;

(xxx) all fees, costs and expenses, if any, incurred by or on behalf of the Fund in developing, negotiating and structuring prospective or potential investments that are not ultimately made, including, without limitation any reverse termination fees and any liquidated damages, commitment fees that become payable in connection with any proposed investment that is not ultimately made, forfeited deposits or similar payments, including expenses relating to unconsummated investments that may have been attributable to co-investors had such investments been consummated;

(xxxi) investment costs, including all fees, costs and expenses incurred in sourcing, evaluating, developing, negotiating, structuring, trading (including trade errors), settling, monitoring and holding prospective or actual investments or investment strategies including, without limitation, any financing, legal (including any retainers), filing, auditing, tax, accounting, compliance, loan administration, travel, meals, accommodations and entertainment, advisory, consulting, engineering, data-related and other professional fees, costs and expenses in connection therewith (to the extent the Adviser is not reimbursed by a prospective or actual issuer of the applicable investment or other third parties or capitalized as part of the acquisition price of the transaction);

(xxxii) costs associated with winding up and liquidating the Fund’s assets;

(xxxiii) direct costs and expenses of administration, including audit, accounting, compliance, consulting and legal costs; and

(xxxiv) all other expenses reasonably incurred by the Adviser in connection with making investments and administering the Fund’s business.

From time to time, the Adviser or their affiliates may pay third-party providers of goods or services. The Fund will reimburse the Adviser or such affiliates thereof for any such amounts paid on the Fund’s behalf. From time to time, the Adviser may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by the Fund’s shareholders.

3. Transactions with Affiliates. The Adviser is authorized on behalf of the Fund, from time to time when deemed to be in the best interests of the Fund and to the extent permitted by applicable law, to purchase and/or sell securities in which the Adviser or any of its affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Adviser is further authorized, to the extent permitted by applicable law, rule or exemptive relief, to select brokers (including any brokers affiliated with the Adviser) for the execution of trades for the Fund, to receive fees for the arranging, underwriting, syndication or refinancing of investments or other additional fees, including acquisition fees, loan servicing fees, special servicing fees and administrative fees and fees or advisory or asset management fees.

4. Best Execution; Research Services.

(a) The Adviser is authorized, for the purchase and sale of the Fund’s portfolio securities, to employ such dealers and brokers as may, in the judgment of the Adviser, implement the policy of the Fund to obtain the best results, taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Adviser is authorized to direct the execution of the Fund’s portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Adviser to be useful or valuable to the performance of its investment advisory functions for the Fund. It is understood that in these circumstances, as contemplated by Section 28(e) of the Securities Exchange Act of 1934, as amended, the commissions paid may be higher than those which the Fund might otherwise have paid to another broker if those services had not been provided. Information so received will be in addition to and not in lieu of the services required to be performed by the Adviser. It is understood that the expenses of the Adviser will not necessarily be reduced as a result of the receipt of such information or research. Research services furnished to the Adviser by brokers who effect securities transactions for the Fund may be used by the Adviser in servicing other investment companies, entities or funds and accounts which it manages. Similarly, research services furnished to the Adviser by brokers who effect securities transactions for other investment companies, entities or funds and accounts which the Adviser manages may be used by the Adviser in servicing the Fund. It is understood that not all of these research services are used by the Adviser in managing any particular account, including the Fund.

(b) The Adviser and its affiliates may aggregate purchase or sale orders for the assets with purchase or sale orders for the same security for other clients’ accounts of the Adviser or of its affiliates, the Adviser’s own accounts and hold proprietary positions in accordance with its current aggregation and allocation policy (collectively, the “Advisory Clients”), but only if (x) in the Adviser’s reasonable judgment such aggregation results in an overall economic or other benefit to the assets taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses and factors and (y) the Adviser’s actions with respect to aggregating orders for multiple Advisory Clients, as well as the Fund, are consistent with applicable law. However, the Adviser is under no obligation to aggregate any such orders under any circumstances.

5. Compensation of the Adviser. Effective as of the date the Fund commences investment operations following the time its registration statement is declared effective, the Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Management Fee”) as hereinafter set forth. The Fund shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Fund may adopt, a deferred compensation plan pursuant to which the Adviser may elect to defer all or a portion of its fees hereunder for a specified period of time.

(a) The Management Fee shall be in an amount equal to 1.25% of the Fund’s average daily Managed Assets (as defined below). For services rendered under this Agreement, the Management Fee shall be payable quarterly in arrears. Management Fees for any partial quarter shall be appropriately prorated. “Managed Assets” means the total assets of the Fund (including any assets attributable to borrowings for investment purposes) minus the sum of the Fund’s accrued liabilities (other than liabilities representing borrowings for investment purposes).

(b) Any transaction, loan origination, advisory or similar fees (“Transaction Fees”) received in connection with the Fund’s activities or the Adviser’s activities as they relate to the Fund shall be the property of the Fund, except to the extent such Transaction Fees are permitted to be retained by the Adviser in accordance with Section 3 hereto. The parties agree that any Transaction Fees paid to the members, managers, partners or employees of the Fund, the Adviser or their respective affiliates in connection with the Fund’s activities or the Adviser’s activities as they relate to the Fund shall be promptly remitted to the Fund; provided, however, Transaction Fees received in respect of an investment opportunity in which the Fund and one or more entities (including affiliates of the Adviser) participate shall be allocated to each of the Fund and such entities pro rata in accordance with their respective investments or proposed investments in such investment opportunity.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Fund and the Adviser acknowledge and agree that the provisions of this Section 5 shall be of no force and effect unless and until this Agreement has been approved by the vote of a majority of the Fund’s trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the Investment Fund Act (the “Approval Date”). For the avoidance of doubt, the Adviser shall receive no compensation with respect to services provided hereunder prior to the date the Fund commences investment operations following the time its registration statement is declared effective (which shall be after the Approval Date).

6. Representations and Warranties.

(a) The Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Investment Advisers Act of 1940, as amended, and the Adviser agrees to maintain effective all material requisite registrations, authorizations and licenses, as the case may be, until the termination of this Agreement.

7. Services Not Deemed Exclusive. The Fund and the Board of Trustees acknowledge and agree that:

(a) the services provided hereunder by the Adviser are not to be deemed exclusive, and the Adviser and any of its affiliates or related persons are free to render similar services to others and to use the research developed in connection with this Agreement for other Advisory Clients or affiliates. The Fund agrees that the Adviser may give advice and take action with respect to any of its other Advisory Clients which may differ from advice given or the timing or nature of action taken with respect to any client or account so long as it is the Adviser’s policy, to the extent practicable, to allocate investment opportunities to the client or account on a fair and equitable basis relative to its other Advisory Clients. It is understood that the Adviser shall not have any obligation to recommend for purchase or sale any loans which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other client or account if, in the opinion of the Adviser, such transaction or investment appears unsuitable, impractical or undesirable for the Fund. Nothing herein shall be construed as constituting the Adviser an agent of the Fund; and

(b) the Adviser and its affiliates may face conflicts of interest as described in the Fund’s Registration Statement and/or the Fund’s periodic filings with the SEC (as such disclosures may be updated from time to time) and such disclosures have been provided, and any updates will be provided, to the Board of Trustees in connection with its consideration of this Agreement and any future renewal of this Agreement.

8. Limit of Liability; Indemnification.

(a) The Adviser and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it (the “Indemnified Parties”) shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that the Adviser shall not be protected against any liability to the Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the reckless disregard of its duties and obligations (“disabling conduct”). An Indemnified Party may consult with counsel and accountants in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel or accountants were selected with reasonable care. Absent disabling conduct, the Fund will indemnify the Indemnified Parties against, and hold them harmless from, any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Adviser’s services under this Agreement or otherwise as adviser for the Fund. The Indemnified Parties shall not be liable under this Agreement or otherwise for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent; provided, that such broker or other agent shall have been selected, engaged or retained and monitored by the Adviser in good faith, unless such action or inaction was made by reason of disabling conduct, or in the case of a criminal action or proceeding, where the Adviser had reasonable cause to believe its conduct was unlawful.

Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Party was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Indemnified Party was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of trustees of the Fund who are neither “interested persons” of the Fund nor parties to the proceeding (“disinterested non-party trustees”) or (b) an independent legal counsel in a written opinion.

An Indemnified Party shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnified Party shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Indemnified Party shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.

9. Duration and Termination.

(a) This Agreement shall become effective as of the date first written above. This Agreement may be terminated at any time, without the payment of any penalty (i) on 60 days’ written notice by (a) a vote of a majority of the outstanding voting securities of the Fund or (b) the vote of the Fund’s trustees or (ii) on 60 days’ written notice by the Adviser. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Sections 2 or 5 through the date of termination or expiration, and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(b) This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Fund’s Independent Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

10. Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, partner, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Fund and acts as such in any business of the Fund, then such manager, partner, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

11. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

12. Amendments. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

13. Notices. Any notice hereunder shall be in writing and shall be delivered in person or by telex or facsimile (followed by delivery in person) to the parties at the addresses set forth below.

If to the Fund:

Diameter Dynamic Credit Fund

50 Hudson Yards, Suite 6600A

New York, NY 10001

Attn: General Counsel

If to the Adviser:

Diameter DCF Advisor LLC

50 Hudson Yards, Suite 6600A

New York, NY 10001

Attn: General Counsel

or to such other address as to which the recipient shall have informed the other party in writing.

Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile and mail, on the date on which such facsimile or mail is sent.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Agreement as of the day and year first written above.

Diameter Dynamic Credit Fund

By:	/s/ Michael Cohn
Name:	Michael Cohn
Title:	General Counsel

Diameter DCF Advisor LLC
By: Diameter Capital Partners LP, its sole managing member

By:	/s/ Michael Cohn
Name:	Michael Cohn
Title:	General Counsel and Chief Compliance Officer

[Signature page to the Investment Advisory Agreement]